Filed Pursuant To Rule 433 Registration No. 333-217785 December 17, 2018

SPDR® ETF Options Report INVESTMENT PROFESSIONAL USE ONLY November 2018 20 Day Average 20 Day Average 20 Day Average 20 Day Average Total Open Total Open Ticker Name ETF Volume Total Option Volume Call Option Volume Put Option Volume Interest (Call) Interest (Put) SPY SPDR S&P 500 ETF Trust 110,833,992 3,484,253 1,534,829 1,949,424 12,768,670 13,669,070 XLF Financial Select Sector SPDR Fund 68,858,112 138,623 50,102 88,521 1,632,192 2,197,007 XOP SPDR S&P Oil & Gas Exploration & Production ETF 24,557,360 174,733 58,308 116,426 1,052,038 2,214,109 XLE Energy Select Sector SPDR Fund 21,061,606 49,196 25,987 23,209 457,179 567,300 XLU Utilities Select Sector SPDR Fund 20,146,014 48,788 20,911 27,877 217,827 531,652 XLP Consumer Staples Select Sector SPDR Fund 19,449,194 29,452 9,246 20,206 175,493 294,594 JNK SPDR Bloomberg Barclays High Yield Bond ETF 18,959,482 1,856 112 1,744 9,735 89,335 XLK Technology Select Sector SPDR Fund 16,920,430 21,895 10,264 11,632 178,796 255,222 XLI Industrial Select Sector SPDR Fund 16,410,200 34,199 19,598 14,602 262,462 240,109 XLV Health Care Select Sector SPDR Fund 11,214,116 13,516 6,185 7,331 116,527 152,175 GLD® SPDR Gold Shares 8,881,843 92,628 56,385 36,244 1,847,859 811,921 XLB Materials Select Sector SPDR Fund 8,859,444 10,346 3,395 6,951 84,088 111,208 KRE SPDR S&P Regional Banking ETF 8,700,898 65,187 19,923 45,264 666,570 509,143 XRT SPDR S&P Retail ETF 8,413,268 31,341 13,242 18,099 120,330 236,889 XLY Consumer Discretionary Select Sector SPDR Fund 7,183,028 5,538 3,039 2,499 74,578 105,143 XBI SPDR S&P Biotech ETF 6,346,235 60,755 17,102 43,654 190,827 425,220 DIA SPDR Dow Jones Industrial Average ETF Trust 5,157,001 68,672 35,241 33,432 442,150 273,026 XHB SPDR S&P Homebuilders ETF 4,989,507 5,415 2,580 2,835 63,886 135,036 FEZ SPDR EURO STOXX 50 ETF 4,809,078 5,850 1,061 4,789 77,459 178,413 XLRE Real Estate Select Sector SPDR Fund 4,447,042 267 165 103 6,583 4,313 XLC Communication Services Select Sector SPDR Fund 2,836,302 1,505 276 1,230 10,845 22,129 KBE SPDR S&P Bank ETF 2,834,118 7,312 689 6,624 16,825 118,836 SJNK SPDR Bloomberg Barclays Short Term High Yield Bond ETF 2,756,676 4 1 4 13 167 XME SPDR S&P Metals & Mining ETF 2,676,092 18,214 3,125 15,090 101,492 200,708 BIL SPDR Bloomberg Barclays 1–3 Month T-Bill ETF 2,417,189 120 98 23 1,256 280 SPYG SPDR Portfolio S&P 500 Growth ETF 2,033,116 19 12 8 971 302 XES SPDR S&P Oil & Gas Equipment & Services ETF 1,816,767 489 457 33 8,718 811 CWB SPDR Bloomberg Barclays Convertible Securities ETF 1,245,858 35 22 13 351 402 Source: Bloomberg as of 11/30/2018.

SPDR® ETF Options Report

Ticker	Name	20 Day Average ETF Volume	20 Day Average Total Option Volume	20 Day Average Call Option Volume	20 Day Average Put Option Volume	Total Open Interest (Call)	Total Open Interest (Put)
MDY	SPDR S&P MidCap 400 ETF Trust	1,141,847	772	503	269	25,395	16,654
SPYV	SPDR Portfolio S&P 500 Value ETF	1,103,466	7	6	2	1,567	33
RWX	SPDR Dow Jones International Real Estate ETF	970,406	—	—	1	23	10
TFI	SPDR Nuveen Bloomberg Barclays Municipal Bond ETF	917,075	—	1	—	37	—
SPLG	SPDR Portfolio Large Cap ETF	727,766	—	1	—	22	—
SDY	SPDR S&P Dividend ETF	654,076	50	38	13	1,428	977
SPTM	SPDR Portfolio Total Stock Market ETF	626,683	1	1	1	14	3
SPEM	SPDR Portfolio Emerging Markets ETF	524,147	—	1	—	—	10
SPSM	SPDR Portfolio Small Cap ETF	461,296	4	3	1	70	1
KIE	SPDR S&P Insurance ETF	356,570	21	9	13	264	870
BWX	SPDR Bloomberg Barclays International Treasury Bond ETF	315,426	3	—	3	44	172
HYMB	SPDR Nuveen S&P High Yield Municipal Bond ETF	294,756	2	2	1	62	74
XAR	SPDR S&P Aerospace & Defense ETF	276,608	9	6	3	260	146
GNR	SPDR S&P Global Natural Resources ETF	222,843	1	1	1	134	103
RWR	SPDR Dow Jones REIT ETF	212,174	5	5	1	117	110
EBND	SPDR Bloomberg Barclays Emerging Markets Local Bond ETF	173,506	—	—	1	50	50
XSD	SPDR S&P Semiconductor ETF	124,014	16	13	4	311	128
GXC	SPDR S&P China ETF	90,086	21	13	8	217	313
XPH	SPDR S&P Pharmaceuticals ETF	88,502	3	3	1	325	151
DWX	SPDR S&P International Dividend ETF	88,221	1	1	—	29	2
KCE	SPDR S&P Capital Markets ETF	68,985	1	1	1	135	50
EDIV	SPDR S&P Emerging Markets Dividend ETF	65,072	2	2	1	45	28
EWX	SPDR S&P Emerging Markets SmallCap ETF	64,217	2	—	2	94	67
GMF	SPDR S&P Emerging Asia Pacific ETF	34,502	—	—	—	9	22

Source: Bloomberg as of 11/30/2018.

State Street Global Advisors

2

SPDR® ETF Options Report ssga.com | spdrs.com | spdrgoldshares.com State Street Global Advisors One Iron Street, Boston MA 02210. T: +1 866 787 2257. Important Information This material has been created for informational purposes only and does not constitute investment advice and it should not be relied on as such. It does not take into account any investor’s particular investment objectives, strategies, tax status or investment horizon. There is no representation or warranty as to the current accuracy of, or liability for, decisions made based on this material. All material has been obtained from sources believed to be reliable, but its accuracy is not guaranteed. Investing involves risk, and you could lose money on an investment in SPDR® Gold Trust (“GLD®”). ETFs trade like stocks, are subject to investment risk, fluctuate in market value and may trade at prices above or below the ETFs’ net asset value. Brokerage commissions and ETF expenses will reduce returns. Because of their narrow focus, sector funds tend to be more volatile than funds that diversify across many sectors and companies. Select Sector SPDR Funds bear a higher level of risk than more broadly diversified funds. All ETFs are subject to risk, including the possible loss of principal. Sector ETFs products are also subject to sector risk and non-diversification risk, which generally results in greater price fluctuations than the overall market. Non-diversified funds that focus on a relatively small number of stocks or countries tend to be more volatile than diversified funds and the market as a whole. Options investing entail a high degree of risk and may not be appropriate for all investors. GLD is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the Trust do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA. Commodities and commodity-index linked securities may be affected by changes in overall market movements, changes in interest rates, and other factors such as weather, disease, embargoes, or political and regulatory developments, as well as trading activity of speculators and arbitrageurs in the underlying commodities. Frequent trading of ETFs could significantly increase commissions and other costs such that they may offset any savings from low fees or costs. Diversification does not ensure a profit or guarantee against loss. Investing in commodities entails significant risk and is not appropriate for all investors. Important Information Relating to SPDR® Gold Trust (“GLD®”): The SPDR Gold Trust (“GLD”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GLD has filed with the SEC for more complete information about GLD and this offering. Please see the GLD prospectus for a more detailed discussion of the risks of investing in GLD shares. The GLD prospectus is available by clicking here. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting spdrgoldshares.com. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus if you request it by calling 866.320.4053. GLD is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the Trust    do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA. GLD shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of GLD shares relates directly to the value of the gold held by GLD (less its expenses), and fluctuations in the price of gold could materially and adversely affect an investment in the shares. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. GLD does not generate any income, and as GLD regularly sells gold to pay for its ongoing expenses, the amount of gold represented by each Share will decline over time to that extent. The World Gold Council name and logo are a registered trademark and used with the permission of the World Gold Council pursuant to a license agreement. The World Gold Council is not responsible for the content of, and is not liable for the use of or reliance on, this material. World Gold Council is an affiliate of GLD’s sponsor. GLD® is a registered trademark of World Gold Trust Services, LLC used with the permission of World Gold Trust Services, LLC. Standard & Poor’s®, S&P® and SPDR® are registered trademarks of Standard & Poor’s Financial Services LLC, a division of S&P Global (S&P); Dow Jones is a registered trademark of Dow Jones Trademark Holdings LLC (Dow Jones); and these trademarks have been licensed for use by S&P Dow Jones Indices LLC (SPDJI) and sublicensed for certain purposes by State Street Corporation. State Street Corporation’s financial products are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates and third party licensors and none of such parties makes any representation regarding the advisability of investing in such product(s) nor do they have any liability in relation thereto. For more information, please contact the Marketing Agent for GLD: State Street Global Advisors Funds Distributors, LLC, One Iron Street, Boston, MA, 02210; T: +1 866 320 4053 spdrgoldshares.com. The trademarks and service marks referenced herein are the property of their respective owners. Third party data providers make no warranties or representations of any kind relating to the accuracy, completeness or timeliness of the data and have no liability for damages of any kind relating to the use of such data. BLOOMBERG®, a trademark and service mark of Bloomberg Finance L.P. and its affiliates, and BARCLAYS®, a trademark and service mark of Barclays Bank Plc, have each been licensed for use in connection with the listing and trading of the SPDR Bloomberg Barclays ETFs. Distributor: State Street Global Advisors Funds Distributors, LLC, member FINRA, SIPC, an indirect wholly owned subsidiary of State Street Corporation. References to State Street may include State Street Corporation and its affiliates. Certain State Street affiliates provide services and receive fees from the SPDR ETFs. ALPS Distributors, Inc., member FINRA, is distributor for SPDR S&P 500, SPDR S&P MidCap 400 and SPDR Dow Jones Industrial Average, all unit investment trusts. ALPS Portfolio Solutions Distributor, Inc., member FINRA, is distributor for Select Sector SPDRs. ALPS Distributors, Inc. and ALPS Portfolio Solutions Distributor, Inc. are not affiliated with State State Street Global Advisors Funds Distributors, LLC. State Street Global Advisors Funds Distributors, LLC is the distributor for certain registered products on behalf of the advisor. SSGA Funds Management has retained Nuveen Asset Management, LLC as the sub-advisor to certain of such funds. State Street Global Advisors Funds Distributors, LLC is not affiliated with Nuveen Asset Management, LLC. Before investing, consider the funds’ investment objectives, risks, charges and expenses. To obtain a prospectus or summary prospectus which contains this and other information, call 866.787.2257 or visit spdrs.com. Read it carefully. © 2018 State Street Corporation. All Rights Reserved. State Street Global Advisors ID15179-2047512.12.1.AM.INST 1218 Exp. Date: 12/31/2019 SPD001759

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Advisors Funds Distributors, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.